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
                                                                  EXHIBIT 11

                  REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                    UNAUDITED
                           (In thousands except per share data)

                                              Six Months Ended                  Three Months Ended
                                                  June 30,                         June 30,
                                          --------------------------     ---------------------------
                                             1995            1994             1995           1994
                                             ----            ----             ----           ----
Primary:

   Earnings:
      Net income                          $  98,604      $  159,207     $    11,091    $    79,428
      Less preferred stock dividends        (20,225)        (15,417)        (10,055)        (8,333)
                                           ---------      ----------     -----------    -----------

      Net income applicable to
         common stock                     $  78,379      $  143,790     $     1,036    $    71,095
                                           =========      ==========     ===========    ===========
      Average number of common
        shares outstanding                   52,327          52,595          52,352         52,633
                                           =========      ==========     ===========    ===========
   Net income per common share            $    1.50      $     2.73     $      0.02    $      1.35
                                           =========      ==========     ===========    ===========

Fully Diluted:

   Earnings:
      Net income applicable to
         common stock                     $  78,379      $  143,790     $     1,036    $    71,095


      Add dividends applicable to
         convertible preferred stock          5,822           5,822           2,911          2,911
                                           ---------      ----------     -----------    -----------
     Net income applicable to
        common stock as adjusted          $  84,201      $  149,612     $     3,947    $    74,006
                                           =========      ==========     ===========    ===========

   Shares:
      Average number of common
        shares outstanding                   52,327          52,595          52,352         52,633


      Add shares assumed issued upon
         exercise of stock options              198             251             193            230

      Add shares assumed issued upon
         conversion of preferred stock        3,569           3,569           3,569          3,569
                                            ---------     ----------     -----------     ----------
       Average number of common shares
         outstanding as adjusted             56,094          56,415          56,114         56,432
                                           ==========     ==========     ===========    ===========

   Net income per common share (1)        $    1.50      $     2.65     $      0.02    $      1.31
                                           =========      ==========     ===========    ===========

<F1>  (1) Fully diluted earnings per share as calculated are $.07 for the three-month period ended June 30, 1995.
          Since fully diluted earnings per share can not be anti-dilutive, primary and fully diluted earnings per share are the same for such three-month period.

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